EXHIBIT (a)(5)(E)

FOR IMMEDIATE RELEASE

September 13, 2021	Nasdaq Capital Markets - GTIM

Good Times Restaurants Announces Preliminary Results of Tender Offer

(Golden, CO) September 13, 2021 – Good Times Restaurants Inc. (GTIM) (the “Company”), operator of Bad Daddy’s Burger Bar and Good Times Burgers & Frozen Custard, today announced the preliminary results of its cash tender offer to purchase up to 1,413,000 shares of its common stock at a price per share of $4.60. The tender offer expired at 11:59 p.m., New York City time, on September 10, 2021.

In accordance with the terms and conditions of the tender offer and based on the preliminary count by Broadridge Corporate Issuer Solutions, Inc., the depositary for the tender offer, the Company expects to accept for payment, at a purchase price of $4.60 per share, a total of 333,241 shares properly tendered and not properly withdrawn before the expiration date, at an aggregate cost of approximately $1,532,908, excluding fees and expenses relating to the tender offer. The shares expected to be purchased represent approximately 2.6% of the Company’s common stock issued and outstanding as of September 13, 2021.

The number of shares expected to be purchased in the tender offer and the total purchase price are based on the assumption that all shares tendered through notice of guaranteed delivery will be delivered within the prescribed two trading day settlement period. The final number of shares to be purchased and the final total purchase price will be announced following the expiration of the guaranteed delivery period and the completion by the depositary of the confirmation process. Payment for the shares accepted for purchase pursuant to the tender offer, and the return of all other shares tendered and not purchased, if any, will occur promptly thereafter.

Shareholders who have questions or would like additional information about the tender offer may contact the information agent for the tender offer, Alliance Advisors, LLC, at (855) 742-8271, Email: reorg@allianceadvisors.com.

About Good Times Restaurants Inc.: Good Times Restaurants Inc. owns, operates, franchises and licenses 40 Bad Daddy’s Burger Bar restaurants through its wholly owned subsidiaries. Bad Daddy’s Burger Bar is a full-service “small box” restaurant concept featuring a chef-driven menu of gourmet signature burgers, chopped salads, appetizers and sandwiches with a full bar and a focus on a selection of local and craft beers in a high-energy atmosphere that appeals to a broad consumer base. Additionally, Good Times Restaurants Inc. operates and franchises a regional quick-service drive-thru restaurant chain consisting of 32 Good Times Burgers & Frozen Custard restaurants located primarily in Colorado.

Forward-Looking Information

Certain statements and information included in this press release constitute "forward-looking statements." Such forward-looking statements include statements that look forward in time or express management’s beliefs, expectations or hopes. In particular, such statements include, without limitation, our belief regarding the results of the tender offer and the timing of payments pursuant to the tender offer and the return of tendered but unpurchased shares. These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements.

These risks include potential changes to the depositary’s preliminary calculations and the timing thereof, the failure of shares tendered through guaranteed delivery to be delivered within the required time frame, as well as risks impacting our business in general, such as the disruption to our business from the novel coronavirus (COVID-19) pandemic and the impact of the pandemic on our results of operations, financial condition and prospects, which may vary depending on the duration and extent of the pandemic and the impact of federal, state and local governmental actions and customer behavior in response to the pandemic, the impact and duration of staffing constraints at our restaurants, the uncertain nature of current restaurant development plans and the ability to implement those plans and integrate new restaurants, delays in developing and opening new restaurants because of weather, local permitting or other reasons, increased competition, cost increases or shortages in raw food products, and other matters discussed under the Risk Factors section of Good Times’ Annual Report on Form 10-K for the fiscal year ended September 29, 2020 filed with the SEC, and other filings with the SEC. Good Times disclaims any obligation or duty to update or modify these forward-looking statements.

Category: Financial

Good Times Restaurants Inc CONTACTS:

Ryan M. Zink, President and Chief Executive Officer (303) 384-1411

Christi Pennington (303) 384-1440